Exhibit 21
VF CORPORATION
SUBSIDIARIES OF THE CORPORATION
Following is a listing of the significant subsidiaries of the Corporation, at December 30, 2006:

Name	Jurisdiction of Organization
Imagewear Apparel	Delaware
JanSport Apparel Corp.	Delaware
John Varvatos Enterprises, Inc.	Delaware (80% owned)
Lee Bell, Inc.	Delaware
*Les Dessous Boutique Diffusion S.A.	France
Nautica Apparel, Inc.	Delaware
Nautica Retail USA, Inc.	Delaware
Norte Indumentaria S.A.	Argentina
Ring Company	Delaware
South Cone, Inc.	California
The H. D. Lee Company, Inc.	Delaware
The North Face Apparel Corp.	Delaware
The North Face Italy S.r.l.	Italy
VF Arvind Brands Pte Ltd.	India (60% owned)
VF Asia Ltd.	Hong Kong
VF Canada, Inc.	Canada
VF Chile S.A.	Chile
*Stylmod Lingerie SAS	France
VF do Brasil Ltda.	Brazil
VF Ege Soke Giyim Sanayi ve Ticaret A.S.	Turkey
VF Europe B.V.B.A.	Belgium
VF Outlet, Inc.	Delaware
VF Germany Textil-Handels GmbH	Germany
VF Imagewear, Inc.	Delaware
VF Imagewear Canada, Inc.	Canada
VF International Sagl	Switzerland
*VF Intimates, LP	Delaware
VF Investments S.à r.l.	Luxembourg
VF Italia, S.r.l.	Italy
VF (J) France, S.A.	France
VF Jeanswear de Mexico S.A. de C.V.	Mexico
VF Jeanswear Limited Partnership	Delaware
*VF Lingerie (France) S.A.	France
VF Luxembourg S.à r.l.	Luxembourg
VF Mauritius Ltd.	Mauritius
VF Northern Europe Ltd.	United Kingdom
VF Outdoor, Inc.	Delaware
VF Outdoor (Canada), Inc.	Canada
VF Polska Sp. zo.o.	Poland
VF Scandinavia A/S	Denmark
VF Sportswear, Inc.	Delaware
*VFI Credit Corp.	Delaware
VFJ Credit Corp.	Delaware
*Vanity Fair, Inc.	Delaware
Vans, Inc.	Delaware
Vans Madeira, S.L.	Portugal
*Vives Vidal Vivesa, S.A.	Spain
Wrangler Apparel Corp.	Delaware

Excludes subsidiaries which, if considered as a single subsidiary or after taking into account the elimination of intercompany accounts, would not constitute a significant subsidiary. All listed subsidiaries are 100% owned, except as noted.

*	Indicates subsidiary accounted for as discontinued operations at December 30, 2006